  EXHIBIT 15.2

KPMG LLP

Chartered Professional Accountants

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

www.kpmg.ca

To the Board of Directors

Mogo Inc.

We, KPMG LLP, consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-225733), of our report dated March 26, 2020, on the consolidated financial statements of Mogo Inc. (“the Company”), which comprise the consolidated statement of financial position as at December 31, 2019, the consolidated statements of operations and comprehensive loss, changes in equity (deficit) and cash flows for the year ended December 31, 2019, and related notes, which appears in the December 31, 2019 Annual Report on Form 20-F of Mogo Inc.

Our report on the consolidated financial statement refers to changes to accounting policies for leases due to the adoption on January 1, 2019 of IFRS 16, Leases.

Chartered Professional Accountants

Vancouver, Canada

May 28, 2020

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.